Exhibit 4.3

[Vedantra Pharmaceuticals, Inc.]

One Kendall Square

1400 West, Suite 14303

Cambridge, MA 02139

August 24, 2018

Clal Biotechnology Industries Ltd.

132 Menachem Begin Road, Azrieli Center, Triangular Tower, 45th floor, Tel Aviv

Re: Information Rights

This letter confirms Vedantra Pharmaceuticals, Inc. (the “Company”) agreement to provide Clal Biotechnology Industries Ltd. (the “Shareholder”) with certain information rights set forth in this letter agreement (this “Agreement”), subject to the terms set forth herein.

Effectiveness of Rights. The Shareholder shall have the rights set forth in Sections 0 and 0 of this Agreement until neither the Shareholder nor any company that controls the Shareholder is required to issue immediate and periodic reports pursuant to the Israeli Securities Law, 5728-1968 and/or the Securities Exchange Act of 1934 (together “Securities Law” and the “Rights Period”, respectively).

Rights to Certain Financial Information.

During the Rights Period, the Company shall deliver to the Shareholder:

(i) Annual financial statements of the Company (including a balance sheet, statement of income, statement of shareholders equity, statement of cash flow and related notes to the financial statements as well as subsequently even letters for the dates designated by the Shareholder) in respect of each fiscal year, signed by the Company, audited by a reputable accounting firm and accompanied by a customary signed opinion of such firm within seven (7) days from the approval of such financial statements by the Company’s board of directors but in any event within sixty (60) days after the end of such fiscal year of the Company. In addition, the Company shall deliver to the Shareholder the first draft of the above within fifty (50) days after the end of such fiscal year and subsequent drafts thereof prior to furnishing the signed financial statements;

(ii) Quarterly financial statements of the Company in respect of each of the first three (3) fiscal quarters of each fiscal year of the Company (including a balance sheet, statement of income, statement of shareholders equity and statement of cash flow and related notes to the financial statements as well as subsequently even letters for the dates designated by the Shareholder), signed by the company and un-audited but reviewed by a reputable accounting firm, and accompanied by a customary signed review report of such firm, within seven (7) days from the approval of such financial statements by the Company’s board of directors but in any event within thirty five (35) days following the end of such fiscal quarter of the Company. In addition, the Company shall deliver to the Shareholder the drafts of the above within thirty (30) days following the end of such fiscal quarter prior to furnishing the signed financial statements; and

(iii) Consent letters from the accountants and appraisals (insofar as the Company’s financial statements include a valuation) for the inclusion thereof in the Shareholder’s filings or financial statements.

Any other information and/or documentation reasonably required by the Shareholder to enable it to duly prepare its audited and non-audited consolidated financial statement (both annual and quarterly) and other required reports, including such information required in order to make the adjustments in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board; and

All financial statements and other information provided pursuant to this Section 0 shall be prepared (to the extent applicable) in accordance with generally accepted accounting principles (“GAAP”) and, to the extent required, audited by a firm of Independent Certified Public Accountants. Such financial statements and other information shall reflect any adjustments or modifications reasonably requested by the Shareholder, which are necessary for the Shareholder to comply with accounting standards and reporting requirements applicable to it under the Securities Law.

Rights to Other Information.

During the Rights Period, in the event that information with respect to the Company which is, required to be disclosed under the Securities Law (including but not limited to: any immediate report of the Shareholder, in any periodic report of the Shareholder or any prospectus/shelf reports or similar document prepared in connection with any public offerings of any kind of the Shareholder) (“Material Information”), then the Company shall provide such Material information to the Shareholder within a reasonable period to enable the Shareholder to comply with its reporting obligations under the Securities Law.

During the Rights Period, in the event that the Company and/or the Shareholder become aware of any Material Information relating to the Company, then the Company will provide to the Shareholder any such Material Information in order for the Shareholder to comply with its disclosure obligations under the Securities Law.

The obligations of the Company under Sections 0 and 0 above shall be solely to the extent that (x) providing such information may not jeopardize the Company’s attorney-client privilege or cause the Company or any subsidiary thereof to be in violation of any applicable law, and (y) the specific information which is required to be delivered to the Shareholder under this Section 00 does not relate to specific events, occurrences or circumstances with respect to which there is a conflict of interest between the Company and the Shareholder.

The Company will send the Shareholder a written notice with a description of the Material Information (including all the relevant facts) and the Shareholder shall provide a draft of its proposed disclosure to the Company in advance of such disclosure so that, to the extent reasonably possible, the Company has a reasonable period of time to review and comment on such disclosure. The Shareholder shall exert reasonable efforts to revise its disclosure on matters relating to the Company based on any comments provided by the Company to such draft proposed disclosure.

The Shareholder shall use reasonable efforts, in the event that disclosure under the Securities Law is required with respect to information provided by the Company under this Section 0, to limit the disclosure to the minimum scope necessary.

During the Rights Period, you shall cooperate with us in order to assist us in meeting our obligations under the US SOX and/or Israeli SOX.

Successors and Assigns. The rights and obligations under this Agreement may not be assigned by either party hereto without the consent of the other party.

Governing Law; Jurisdiction. This Letter and any controversy arising out of or relating to this Letter shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient, and if sent after such normal business hours, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as kept on record with the Company, or to such email address, facsimile number or address of a party as subsequently modified by such party’s written notice given in accordance with this paragraph 0.

Consent Required to Amend or Waive. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company and the Shareholder.

Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and any other written or oral agreement, understanding or arrangement relating to the subject matter hereof existing between the parties are expressly canceled and shall have no further force and effect. The above notwithstanding, nothing herein shall derogate from the Shareholder’s rights under the Investors’ Rights Agreement.

[Signature Page Follows]

Sincerely,

VEDANTRA PHARMACEUTICALS, INC.

By:	/s/ Daniel Geffken

Name:	Daniel Geffken
Title:	CFO

ACKNOWLEDGED AND ACCEPTED:

CLAL BIOTECHNOLOGY INDUSTRIES LTD.

By:

Name:

Title:

[Signature Page of Letter Agreement re. Information Rights; August 2018]